SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) December 7, 2009
ProLogis

(Exact Name of Registrant as Specified in its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

1-12846	74-2604728

(Commission File Number)	(I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
(303) 567-5000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     We are filing this Current Report on Form 8-K to provide additional information concerning available credit under our global line of credit (the “Global Line”). As previously disclosed, the Global Line contains various covenants that limit the amount of indebtedness that we and our subsidiaries can incur. In certain circumstances, the covenants may limit our available credit under the Global Line to an amount that is less than the aggregate lender commitments under the Global Line. The borrowing limitations are impacted by various factors, including, for certain covenants, the timing of our borrowings and our use of the proceeds of the borrowings. The borrowing base covenant in the Global Line limits the aggregate amount of certain types of our indebtedness (including borrowings under the Global Line and other recourse indebtedness maturing within one year) to 55% or less of the value of our unencumbered property pool (as defined in the Global Line) as of the end of the most recent fiscal quarter prior to the date of determination. This means that the amount of funds that we may borrow under the Global Line and other recourse indebtedness maturing within one year will vary from time to time based upon the outstanding amount of such specified indebtedness and the quarterly valuation of our unencumbered property pool (as defined in the Global Line).
     As of September 30, 2009, the aggregate amount of lender commitments under the Global Line was $3.8 billion (subject to currency fluctuations) until October 6, 2010, and we had outstanding borrowings and letters of credit of $927.6 million under the Global Line and $69.0 million of recourse indebtedness maturing within one year. Based upon the amount of outstanding indebtedness subject to the borrowing base covenant and the value of our unencumbered property pool (as defined in the Global Line) as of September 30, 2009, we would have been permitted to borrow approximately an additional $1.1 billion under the Global Line and other recourse indebtedness maturing within one year at September 30, 2009. The borrowing limitation imposed by the borrowing base covenant is not material to our liquidity position as described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
Dated: December 7, 2009	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	General Counsel and Secretary